EMPLOYMENT AGREEMENT

This AGREEMENT, entered into this 8th day of February, 2011, between Sanguine Corp.,  a Nevada corporation (the "Company"), and Frank A. Marra (the "Employee"),

WITNESSETH THAT:

WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of the employment of the Employee by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Employee as follows:

1. Position; Employment Period

The Company hereby employs the Employee as its President, and the Employee hereby agrees to serve in such capacity, for the period beginning , November 18, 2010, and ending on the date on which the Employee's employment is terminated in accordance with paragraph 8 below (the "Employment Period").

2. Performance of Duties

The Employee agrees that during the Employment Period he shall devote his full business time to the business affairs of the Company and shall perform his duties faithfully and efficiently subject to the direction of the Board of Directors of the Company; provided that the foregoing shall not limit or prevent the Employee from serving on the board of directors of charitable organizations or other business corporations not in competition with the Company. The Employee shall not be assigned duties and responsibilities that are not generally within the scope and character associated or required of other employees of similar rank and position.

3. Compensation

(a) Subject to the following provisions of this Agreement, during the Employment Period the Employee shall be compensated for his services as follows:

(b) He shall receive an annual salary, payable in monthly or more frequent installments, in an amount which shall initially be $150,000 per annum ($12,500 per month), subject to such increases as may from time to time be determined by the Board of Directors of the Company.

(c) He shall receive, in addition to his salary, 3,000,000 options to purchase an additional 3,000,000 shares at .20 for a period of five years from the execution date of this Agreement.

(d) He shall be entitled to such other perquisites as may be customarily granted by the Company to employees of similar rank and position, which shall include all travel entertainment related expenses, compensation bonuses as defined in Addendum “A” attached hereto, directors’ and officers’ liability insurance, and other perquisites to be agreed upon between the parties hereto.

4. Disability

Subject to the provisions of paragraph 8, if the Employee's employment is terminated during the Employment Period by reason of his Disability (as defined below), the Employee shall continue to receive an annual salary and benefits in accordance with paragraphs 3(a) and 3(b) through the end of the full calendar month of such disability but not in any event beyond the end of the Employment Period. For purposes of this Agreement the term "Disability" means a physical or mental disability which renders the Employee incapable of performing his duties under this Agreement and which disability has existed for at least [number] months, as determined by an independent physician selected by the Company and agreed to by the Employee. Any salary payments to the Employee shall be reduced by the amount of any benefits paid for the same period of time under the Company's disability insurance programs.

5. Competing Businesses

During the period of his employment under this Agreement, the Employee shall not be employed by or otherwise engage in or be interested in any business in competition with the Company, or with any of its subsidiaries or affiliates, except that the Employee's investment in any such business shall not be considered a violation of this paragraph if either (a) the Employee owns less than thirty percent (30%) of the equity thereof, or (b) such business is not in competition with the Company.

6. Confidentiality

During and after the Employment Period, the Employee will not divulge or appropriate to his own use or to the use of others, in competition with the Company, any secret or confidential information or knowledge pertaining to the business of the Company, or of any of its subsidiaries, obtained by him in any way while he was employed by the Company or by any of its subsidiaries.

7. Remedies

If at any time the Employee violates to a material extent any of the covenants or agreements set forth in paragraphs 5 and 6, the Company shall have the right to terminate all of its obligations to make further payments under this Agreement. The Employee acknowledges that the Company would be irreparably injured by a violation of paragraph 5 or 6 and agrees that the Company shall be entitled to an injunction restraining the Employee from any actual or threatened breach of paragraph 5 or 6 or to any other appropriate equitable remedy without any bond or other security being required.

8. Amendment and Termination    This Agreement may be amended or cancelled by mutual agreement of the parties without the consent of any other person and, so long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof The Employment Period shall terminate as of the earliest of:

(a) 24 months from the execution date of this Agreement, unless extended by mutual agreement of the parties hereto;

(b) the last day of the month in which the date of the Employee's death occurs; or the date on which the Company gives notice to the Employee if such termination is for Cause or Disability.

(c) For purposes of this Agreement, "Cause" means the Employee's gross misconduct resulting in material damage to the Company or willful and material breach of this Agreement.

9. Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Company at its principal executive offices or to the Employee at the last address filed by him in writing with the Company, as the case may be.

10. Non-Assignment

The interests of the Employee under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

11. Successors

This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

12. Applicable Law

The provisions of this Agreement shall be construed in accordance with the laws of the State of Nevada.

13. Counterparts

The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/Frank Marra

 Frank A. Marra

Sanguine Corp., Inc.

By:  /s/

Its: Duly Authorized Representative